FORM  4          UNITED  STATES  SECURITIES  AND  EXCHANGE  COMMISSION
                                 WASHINGTON,  D.C.  20549

CHECK  THIS  BOX  IF  NO LONGER                                     OMB APPROVAL
SUBJECT TO SECTION 16, FORM 4 OR                           OMB NUMBER: 3235-0287
FORM 5 OBLIGATIONS MAY CONTINUE.                        EXPIRES: JANUARY 31,2005
SEE INSTRUCTION 1(B)                                    ESTIMATED AVERAGE BURDEN
                                                          HOURS PER RESPONSE 0.5

                   STATEMENT  OF  CHANGES  IN  BENEFICIAL  OWNERSHIP

    FILED  PURSUANT  TO  SECTION  16(A)  OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(A) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF 1940

(PRINT  OR  TYPE  RESPONSES)

1.  NAME AND ADDRESS    2. ISSUER NAME AND TICKER   6. RELATIONSHIP OF REPORTING
OF  REPORTING  PERSON*      OR  TRADING  SYMBOL           PERSON(S)  TO  ISSUER
                                                       (CHECK  ALL  APPLICABLE)
WHITEMAN,  JR.  JOHN  F.    SENTRY  TECHNOLOGY  CORP.  __ DIRECTOR __ 10% OWNER
------------------------    -------------------------
(LAST)  (FIRST)  (MIDDLE)                  SKVY        X  OFFICER  __  OTHER
                                         ------       ---
                                                         SR.  V.P.  SALES
                                                        ------------------
10  ASH  PLACE                                           &  MARKETING
------------------------                                -------------
      (STREET)
                       3.  I.R.S.  IDENTIFICATION   4.  STATEMENT  FOR
                            NUMBER  OF  REPORTING        MONTH/YEAR
HUNTINGTON,  NY   11743     PERSON,  IF  AN  ENTITY        MAY,  2002
-----------------------                                   ------------
(CITY)  (STATE)   (ZIP)      (VOLUNTARY)
                            __________________

                        5.  IF  AMENDMENT,      7.  INDIVIDUAL  OR  JOINT/GROUP
                            DATE  OF  ORIGINAL    FILING (CHECK APPLICABLE LINE)
                            (MONTH/YEAR)        _X_  FORM FILED BY ONE REPORTING
                                                     PERSON
                            ______________      __  FORM  FILED  BY  MORE  THAN
                                                    ONE  REPORTING  PERSON


                                 TABLE  I  -  NON-DERIVATIVE  SECURITIES
                              ACQUIRED,  DISPOSED  OF,  OR  BENEFICIALLY  OWNED

1. TITLE OF    2. TRANSACTION    3. TRANSACTION    4. SECURITIES ACQUIRED (A)   5. AMOUNT OF     6. OWNERSHIP    7. NATURE OF
   SECURITY       DATE (M/D/Y)      CODE               OR DISPOSED OF (D)          SECURITIES       FORM            INDIRECT
                                                      (INSTR. 3, 4, AND 5)         BENEFICIALLY     DIRECT (D)      BENEFICIAL
                                                                                   OWNED AT         OR INDIRECT     OWNERSHIP
                                    CODE     V         AMOUNT (A)    PRICE         END OF           (I)
                                                           OR (D)                  MONTH            (INSTR. 4)      (INSTR. 4)
                                                                                (INSTR. 3 AND 4)
-------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK      5/28/2002         S                25,000  (D)   $0.184          183,378            (D)
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------



*  IF  THE  FORM  IS  FILED  BY  MORE THAN ONE REPORTING PERSON,
   SEE INSTRUCTION 4(B)(V).



REMINDER:  REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY
           OWNED DIRECTLY OR INDIRECTLY.

                                           POTENTIAL  PERSONS  WHO  ARE  TO
                                           RESPOND  TO  THE  COLLECTION  OF
                                           INFORMATION  CONTAINED  IN  THIS FORM
                                           ARE  NOT  REQUIRED  TO  RESPOND
                                           UNLESS  THE  FORM  DISPLAYS  A
                                           CURRENTLY  VALID  OMB CONTROL NUMBER.


                            TABLE  II  -  DERIVATIVE  SECURITIES  ACQUIRED,  DISPOSED  OF,  OR  BENEFICIALLY
                            OWNED  (E.G.,  PUTS,  CALLS,  WARRANTS,OPTIONS,  CONVERTIBLE  SECURITIES)


1. TITLE   2. CONVERSION  3. TRANSACTION  4. TRANSACTION  5. NUMBER  6. DATE   7. TITLE  8. PRICE  9. NUMBER  10.OWNER-  11. NATURE
   OF         OR             DATE            CODE            OF         EXER-     AND       OF        OF         SHIP        OF
   DERIV-     EXERCISE       (M/D/Y)         (INST. 8)       DERIV-     CISABLE   AMOUNT    DERIV-    DERIV-     FORM OF     IN-
   ATIVE      PRICE OF                                       ATIVE      AND       OF        ATIVE     ATIVE      DERIV-      DIRECT
   SECURITY   DERIVATIVE                                     SECURI-    EXPIRA-   UNDER-    SECURITY  SECURI-    ATIVE       BENE-
   (INST.3)   SECURITY                                       TIES       TION      LYING     (INST.5)  TIES       SECURITY    FICIAL
                                                             ACQUIRED   DATE      SECURI-             BENE-      DIRECT (D)  OWNER-
                                                             (A) OR     (M/D/Y)   TIES                FICIALLY   OR          SHIP
                                                             DISPOSED             (INST.              OWNED      INDIRECT
                                                             (D)                   3 & 4)             AT END     (I)
                                                                                                      OF MONTH
                                           ----------------------------------------------------------------------------------------
                                            CODE   V      (A) (D)    DATE    EXPIR- TITLE AMT.
                                                                     EXER-   ATION         OR
                                                                     CISABLE  DATE         NO.
                                                                                           OF
                                                                                         SHARES
-----------------------------------------------------------------------------------------------------------------------------------


EXPLANATION  OF  RESPONSES:





                                 /S/  JOHN  F.  WHITEMAN,  JR.       06/07/2002
                                ---------------------------------   -----------
                                SIGNATURE  OF  REPORTING  PERSON       DATE

REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY

IF  THE  FORM  IS  FILED  BY  MORE  THAN  ONE  REPORTING  PERSON,  SEE
INSTRUCTION  4(B)(V)

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.